EXHIBIT 99.3

Unaudited Supplemental Information

for

Engineered Products Acquisition Limited

as of December 31, 2013

(US Presentation)

Unaudited Supplemental Information

for

Engineered Products Acquisition Limited

as of December 31, 2013

(US Presentation)

The audited financial statements of Engineered Products Acquisition Limited (“EPAL”) included as Exhibit 99.2 as of and for the year ended December 31, 2013 are prepared in accordance with UK GAAP with the amounts in British Pounds. The unaudited financial statement for EPAL for the six months ended June 30, 2014 and June 29, 2013 and pro forma financial information included as Exhibits 99.4 and Exhibit 99.5, respectively are presented in accordance with US GAAP with the amounts in US Dollars. The following unaudited tables are selected EPAL financial information as of and for the year ended December 31, 2013 prepared in accordance with US GAAP with the amounts in US Dollars. Together with Note 25 UK to US GAAP Reconciliation in the EPAL audited financial statements, these tables provide supplemental information for the purpose of converting the financial information to the US presentation.

Engineered Products Acquisition Limited
Supplemental Financial Information
As of December 31, 2013
(Unaudited)

Balance Sheet	As of December 31, 2013 (As Adjusted for US GAAP)		Currency Translation Adjustment (1)	As of December 31, 2013
	£000			$000
Current Assets	£10,336		6,762	$17,098
Property and Equipment	1,931		1,262	3,193
Other Assets	1,512		990	2,502
Total Assets	£13,779		9,014	$22,793

Current Liabilities	£8,907		5,825	$14,732
Long-term Liabilities	1,267		829	2,096
Stockholders' Equity	3,605	(3)	2,360	5,965	(2)
Total Liabilities and Stockholders' Equity	£13,779		9,014	$22,793

____________

(1)	The balance sheet items were translated into USD at the spot rate as of December 31, 2013 or for the applicable transaction date.
(2)	In order to convert the company's financial statements from GBP to USD, Stockholders' Equity includes a positive cumulative translation adjustment of $514,795.
(3)	Amount agrees to Note 25 UK to US GAAP Reconciliation in the EPAL audited financial statements.

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Engineered Products Acquisition Limited
Supplemental Financial Information
For the Year Ended December 31, 2013
(Unaudited)

Income Statement	For the Year Ended December 31, 2013 (As Adjusted for US GAAP) (1)		Currency Translation Adjustment (2)	For the Year Ended December 31, 2013
	£000			$000
Net Sales	£26,101		14,697	$40,798
Gross Profit	4,044		2,277	6,321
Operating Income	959		540	1,499
Income Before Tax Provision	3,903		2,021	5,924
Net Income	£3,791	(3)	1,958	$5,749

____________

(1)

As explained in Footnote 15 Acquisitions in the audited financial statements, EPAL acquired all the ordinary shares of Gweco 478 Limited, the holding company for Wardle Storeys (Group), on March 4, 2013. Accordingly, these amounts only include the operating results of Wardle Storeys (Group) for the ten months ended December 2013.

(2)	The income statement items were translated into USD at the average rate for the reporting period.
(3)	Amount agrees to Note 25 UK to US GAAP Reconciliation in the EPAL audited financial statements.

As indicated in the tables, EPAL acquired all the ordinary shares of Gweco 478 Limited the holding company for Wardle Storeys (Group) on March 4, 2013. Accordingly the operating results for Wardle Storeys (Group) for the period from January 1, 2013 to March 3, 2013 are not included in the results of EPAL since it is prior to the acquisition. The following table summarize the operating results for this period:

For information purposes only:

	For the Period January 1, 2013 to March 3, 2013	Currency Translation Adjustment (1)	For the Period January 1, 2013 to March 3, 2013
	£000		$000
Net Sales	£5,709	3,261	$8,970
Gross Profit	782	427	1,175
Operating Income	114	65	179
Income Before Tax Provision	87	50	137
Net Income	£73	42	$115

____________

(1)	The items were translated into USD at the average rate for the reporting period.

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